Exhibit 99.1

THE HOWARD HUGHES CORPORATION® REPORTS FIRST QUARTER 2023 RESULTS
MPC land sales, a sharp recovery in new homes sold, Operating Assets
NOI growth, and solid leasing momentum all drive a strong start to the year

HOUSTON, May 8, 2023 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) today announced operating results for the first quarter ended March 31, 2023. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

First Quarter 2023 Highlights:

–Net loss per diluted share of $(0.46) compared to net income per diluted share of $0.04 in the prior-year period
–MPC EBT of $62 million increased 5% year-over-year driven by land sales—including a 109-acre commercial sale in Bridgeland®—higher residential price per acre, and strong builder price participation revenue
–New home sales rebounded to 552 units—a 120% sequential increase compared to the 2022 fourth quarter
–Total Operating Assets NOI of $59 million increased 3% year-over-year with improved financial and leasing performance in office, retail, and multi-family
–Contracted to sell 35 condo units in Ward Village®

“We started 2023 on a positive note, delivering solid first quarter performance in our MPC and Operating Assets segments,” commented David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation. “Despite continued market headwinds, HHC’s unique business model once again proved its resiliency, with meaningful MPC land sales—most notably in Bridgeland—and sequential and year-over-year NOI growth in Operating Assets.

“In our MPC segment, with mortgage rates stabilizing in the new year and many homebuilders offering incentives, we saw homebuyers step back into the market during the first quarter. New home sales—which are a leading indicator of our future land sales—increased sharply to 552 homes, or more than double sales levels recorded in the 2022 fourth quarter. Although residential land sales were down in the first quarter as expected, we continued to see declining inventories of finished homes while homebuyer demand began to rise, resulting in improving homebuilder interest for our acreage. As a result, we anticipate increased residential land sales in the coming quarters as homebuilders purchase new lots to meet higher demand.

“In Operating Assets, the strong leasing momentum we experienced during 2022 continued, with sequentially higher leasing rates in our office, multi-family, and retail portfolios. This incredible achievement during a time of market uncertainty further exemplifies the quality of HHC’s world-class assets. In office, we continued to defy market trends, executing nearly 130,000 square feet of new or expanded leases in our highly-amenitized Class-A towers.

“In Hawai‘i, we continued to advance our development plan for Ward Village, commencing construction on Ulana—our final workforce housing project which is 99% presold—in early January. With strong demand for premium condos in Honolulu, we also recently announced development of The Launiu, which we expect will be delivered in 2027 and encompass 498 premium residences. During the quarter, condo sales remained favorable, with our team contracting to sell a total of 35 homes, many of which were at Kalae®—our 10th condo building which launched presales only six months ago and is remarkably already 80% presold.

“At the Seaport, the Tin Building by Jean-Georges achieved 7-day-per-week operations throughout the first quarter. This milestone, together with improved efficiencies and continued growth in foot traffic, resulted in significantly reduced losses. Although we still have work ahead to stabilize this one-of-a-kind culinary marketplace, we are extremely pleased with the strong customer demand, positive media attention, and favorable culinary reviews received to date.”

Financial Highlights

Total Company
–HHC reported a loss of $22.7 million or $(0.46) per diluted share in the quarter, compared to net income of $2.1 million or $0.04 per diluted share in the prior-year period.
–The year-over-year decline was primarily due to equity losses from the Tin Building, reduced inventory and fewer condos sold at ‘A‘ali‘i® in Ward Village, non-recurring equity earnings related to the sale of 110 North Wacker in the prior-year period, and higher interest expense.
–Closed the first quarter with $417.7 million of cash on the balance sheet and total debt of $4.8 billion, with 87% of the balance maturing in 2026 or later and only $226 million maturing in 2023 and 2024. At quarter end, 100% of the Company’s debt was fixed, capped, or hedged.

MPC
–MPC EBT totaled $62.4 million in the quarter, a 5% increase compared to $59.7 million in the prior-year period.
–MPC land sales revenue was $59.4 million, a $2.1 million or 3% decrease compared to the prior year. This reduction was primarily a result of reduced residential lots sold in Bridgeland and The Woodlands Hills®, partially offset by new Aria Isle custom lot sales in The Woodlands® and a higher average price per acre sold.
–Commercial land sales declined $0.8 million year-over-year, with a 109-acre sale in Bridgeland in the current quarter largely offsetting sales in Summerlin® and Bridgeland during the prior-year period.
–Builder price participation revenue remained strong at $14.0 million, representing only a 3% year-over-year decline as home prices began to normalize following the surge in home values throughout 2022.
–The average price per acre of residential land sold was approximately $836,000 during the quarter—representing a 49% year-over-year increase—primarily due to MPC sales mix and custom lots sold in The Woodlands for $2.9 million per acre. Excluding custom lot sales, the average price per acre increased 14%.
–New homes sold in HHC’s communities totaled 552 units—representing a sharp 120% increase compared to the 2022 fourth quarter. Year-over-year, new home sales were down 9%.

Operating Assets
–Total Operating Assets NOI, including contribution from unconsolidated ventures, totaled $59.2 million in the quarter, representing a $1.9 million or 3% improvement compared to $57.3 million in the prior-year period. Excluding retail assets divested in 2022, NOI increased $3.4 million or 6% year-over-year.
–Office NOI of $27.7 million increased $2.6 million year-over-year largely due to strong lease-up activity, abatement expirations, and tenant recoveries at various properties in The Woodlands—most notably at 9950 Woodloch Forest. These increases were partially offset by lower occupancy at One Hughes Landing in The Woodlands and various properties in Downtown Columbia®. During the quarter, HHC executed new or expanded office leases totaling 68,000 square feet in The Woodlands, 34,000 square feet in Downtown Columbia, and 27,000 square feet in Summerlin.
–Multi-family NOI of $12.6 million increased $1.5 million compared to the first quarter of 2022 due to winter weather-related insurance recoveries in the Houston region and 7% average in-place rent growth, partially offset by NOI losses from Starling at Bridgeland and Marlow in Downtown Columbia that are in the early stages of lease-up. Despite these losses, both properties have experienced strong leasing, with Starling at Bridgeland already 47% leased and Marlow now 25% leased.
–Retail NOI of $14.6 million increased $2.5 million over the prior-year period due to a strengthened tenant base and retail sales growth in Downtown Summerlin, as well as increased tenant recoveries in The Woodlands and Ward Village. At quarter end, the retail portfolio was 96% leased, representing a 5% increase compared to the prior year.
–The Company’s share of NOI from unconsolidated ventures of $4.9 million declined $1.9 million year-over-year primarily due to lower annual distributions from the Summerlin Hospital.

Strategic Developments
–Closed on five condo units in the first quarter—including four at ‘A‘ali‘i and one at Kō'ula®—generating $6.1 million in revenue. At quarter end, ‘A‘ali‘i and Kō'ula were 96% and 98% sold, respectively.
–Contracted to sell three units at The Park Ward Village, ending the quarter 92% pre-sold.

–Commenced construction and closed on a new $264 million construction loan for Ulana in early January. During the quarter, 10 condo units were contracted with the project 99% pre-sold at March 31, 2023.
–Contracted to sell 22 condo units at Kalae. This development is now 80% pre-sold with construction expected to begin in the second half of 2023.
–Announced development of The Launiu—Ward Village’s 11th condo building which will include 498 residences. This project is currently expected to commence pre-sales late in 2023 or in early 2024 and be completed in 2027.

Seaport
–Seaport revenue of $11.9 million increased $2.5 million or 27% compared to the first quarter of 2022 primarily due to rental revenue related to the Tin Building.
–Seaport generated negative NOI of $5.6 million, representing a $0.2 million year-over-year improvement. Including $9.6 million of losses from unconsolidated ventures—primarily related to the Tin Building by Jean-Georges—Total Seaport NOI was a loss of $15.2 million.
–At the Tin Building, the marketplace was open seven days per week, and foot traffic and sales were strong despite winter seasonality in the Seaport. As a result, equity losses improved by $6.5 million sequentially to $9.2 million for the quarter. Inefficiencies resulting from increased employee costs, menu refinements, and continued start-up costs contributed to the equity losses, but are expected to subside in the coming quarters.

Full-Year 2023 Guidance

–Full-year 2023 guidance remains unchanged from the prior reporting period.
–MPC EBT is projected to be comparable to earnings generated on average during 2017 and 2018, prior to a period of outsized land and home sales in Summerlin, Bridgeland, and The Woodlands Hills during the COVID-19 pandemic. During 2022, a slower housing market, which was largely driven by a precipitous rise in mortgage rates and shrinking home affordability, softened new home sales and homebuilder demand for new acreage. Although new home sales started to rise, and homebuilder interest in new acreage improved in the first quarter, the Company does not expect a full recovery in land sales in the near-term. As a result, 2023 MPC EBT is expected to decline 25% to 35% year-over-year.
–Operating Assets NOI is projected to benefit from multi-family rent growth and new developments in Bridgeland, Downtown Columbia, and Summerlin encompassing nearly 1,400 units. The office portfolio is expected to benefit from strong leasing momentum experienced throughout 2022, but free rent periods on many of the new leases and the impact of some tenant vacancies during 2023 will likely result in a modest year-over-year decline in office NOI. Overall, excluding the $3.4 million contribution from divested retail assets in the prior year, Operating Assets NOI is expected to be in a range of down 2% to up 2% year-over-year.
–Condo sales revenues are projected to range between $45 million and $55 million, with gross margins between 25% to 28%. Projected condo sales revenues are driven by the closing of remaining units at ‘A‘ali‘i and Kō‘ula, which were 96% and 98% sold, respectively, as of March 31, 2023. The next major condo project scheduled to be completed is Victoria Place, which is expected to be delivered in mid-2024 and is already 100% pre-sold.
–Cash G&A is projected to range between $80 million and $85 million, which excludes anticipated non-cash stock compensation of approximately $5 million.

Conference Call & Webcast Information

The Howard Hughes Corporation will host its first quarter 2023 earnings conference call on Tuesday, May 9, 2023, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Please visit The Howard Hughes Corporation’s website to listen to the earnings call via a live webcast. To access the call via telephone, please dial 877-270-2148 within the U.S., 866-605-3850 within Canada, or +1 412-902-6510 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time using 10173042 as the passcode.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended March 31,
$ in thousands	2023	2022	$ Change	% Change
Operating Assets NOI (1)
Office	$27,728	$25,118	$2,610	10%
Retail	14,608	12,134	2,474	20%
Multi-family	12,633	11,142	1,491	13%
Other	(476)	789	(1,265)	(160)%
Dispositions	(183)	1,331	(1,514)	(114)%
Operating Assets NOI	54,310	50,514	3,796	8%
Company's share of NOI from unconsolidated ventures	4,860	6,754	(1,894)	(28)%
Total Operating Assets NOI	$59,170	$57,268	$1,902	3%

Projected stabilized NOI Operating Assets ($ in millions)	$363.5	$356.3	$7.2	2%

MPC
Acres Sold - Residential	32	44	(12)	(28)%
Acres Sold - Commercial	109	26	82	NM
Price Per Acre - Residential	$836	$562	$274	49%
Price Per Acre - Commercial	$247	$1,083	$(835)	(77)%
MPC EBT	$62,372	$59,678	$2,694	5%

Seaport NOI (1)
Landlord Operations	$(4,290)	$(2,855)	$(1,435)	(50)%
Landlord Operations - Multi-family	28	(132)	160	121%
Managed Businesses	(2,536)	(2,630)	94	4%
Tin Building	2,415	—	2,415	NM
Events and Sponsorships	(1,202)	(125)	(1,077)	NM
Seaport NOI	(5,585)	(5,742)	157	3%
Company's share of NOI from unconsolidated ventures	(9,591)	(3,838)	(5,753)	(150)%
Total Seaport NOI	$(15,176)	$(9,580)	$(5,596)	(58)%

Strategic Developments
Condominium rights and unit sales	$6,087	$19,616	$(13,529)	(69)%

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland®, and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai‘i; and TeravalisTM in the Greater Phoenix, Arizona area. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) ability to successfully dispose of non-core assets on favorable terms, if at all; (vii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (x) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, and our ability to accurately assess and predict such impacts; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
The Howard Hughes Corporation
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
thousands except per share amounts	2023	2022
REVENUES
Condominium rights and unit sales	$6,087	$19,616
Master Planned Communities land sales	59,361	61,468
Rental revenue	97,864	95,109
Other land, rental, and property revenues	18,968	19,537
Builder price participation	14,009	14,496
Total revenues	196,289	210,226

EXPENSES
Condominium rights and unit cost of sales	4,536	14,180
Master Planned Communities cost of sales	22,003	24,686
Operating costs	72,387	65,555
Rental property real estate taxes	15,419	15,182
Provision for (recovery of) doubtful accounts	(2,420)	844
General and administrative	23,553	25,891
Depreciation and amortization	52,009	48,593
Other	3,571	2,409
Total expenses	191,058	197,340

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	4,730	(9)
Other income (loss), net	4,981	(221)
Total other	9,711	(230)

Operating income (loss)	14,942	12,656

Interest income	4,092	24
Interest expense	(38,137)	(27,438)
Gain (loss) on extinguishment of debt	—	(282)
Equity in earnings (losses) from unconsolidated ventures	(4,802)	17,912
Income (loss) before income taxes	(23,905)	2,872
Income tax expense (benefit)	(1,278)	701
Net income (loss)	(22,627)	2,171
Net (income) loss attributable to noncontrolling interests	(118)	(49)
Net income (loss) attributable to common stockholders	$(22,745)	$2,122

Basic income (loss) per share	$(0.46)	$0.04
Diluted income (loss) per share	$(0.46)	$0.04

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	March 31, 2023	December 31, 2022
ASSETS
Master Planned Communities assets	$2,418,631	$2,411,526
Buildings and equipment	4,368,919	4,246,389
Less: accumulated depreciation	(912,636)	(867,700)
Land	310,685	312,230
Developments	1,205,501	1,125,027
Net investment in real estate	7,391,100	7,227,472
Investments in unconsolidated ventures	250,639	246,171
Cash and cash equivalents	417,746	626,653
Restricted cash	471,426	472,284
Accounts receivable, net	105,683	103,437
Municipal Utility District receivables, net	511,078	473,068
Deferred expenses, net	132,777	128,865
Operating lease right-of-use assets, net	46,220	46,926
Other assets, net	253,463	278,587
Total assets	$9,580,132	$9,603,463

LIABILITIES
Mortgages, notes, and loans payable, net	$4,778,106	$4,747,183
Operating lease obligations	51,350	51,321
Deferred tax liabilities, net	250,892	254,336
Accounts payable and other liabilities	917,261	944,511
Total liabilities	5,997,609	5,997,351

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,427,928 issued, and 49,996,486 outstanding as of March 31, 2023, 56,226,273 shares issued, and 49,801,997 outstanding as of December 31, 2022	566	564
Additional paid-in capital	3,977,514	3,972,561
Retained earnings (accumulated deficit)	145,332	168,077
Accumulated other comprehensive income (loss)	5,005	10,335
Treasury stock, at cost, 6,431,442 shares as of March 31, 2023, and 6,424,276 shares as of December 31, 2022	(611,659)	(611,038)
Total stockholders' equity	3,516,758	3,540,499
Noncontrolling interests	65,765	65,613
Total equity	3,582,523	3,606,112
Total liabilities and equity	$9,580,132	$9,603,463

Segment Earnings Before Tax (EBT)

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport, and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets.

	Three Months Ended March 31,
thousands	2023	2022	$ Change
Operating Assets Segment EBT
Total revenues	$100,925	$99,687	$1,238
Total operating expenses	(47,599)	(46,615)	(984)
Segment operating income (loss)	53,326	53,072	254
Depreciation and amortization	(39,632)	(38,430)	(1,202)
Interest income (expense), net	(28,911)	(20,118)	(8,793)
Other income (loss), net	2,282	(169)	2,451
Equity in earnings (losses) from unconsolidated ventures	1,905	15,175	(13,270)
Gain (loss) on sale or disposal of real estate and other assets, net	4,730	—	4,730
Gain (loss) on extinguishment of debt	—	(282)	282
Operating Assets segment EBT	(6,300)	9,248	(15,548)

Master Planned Communities Segment EBT
Total revenues	77,013	80,692	(3,679)
Total operating expenses	(34,351)	(36,896)	2,545
Segment operating income (loss)	42,662	43,796	(1,134)
Depreciation and amortization	(107)	(90)	(17)
Interest income (expense), net	15,812	10,422	5,390
Other income (loss), net	(103)	—	(103)
Equity in earnings (losses) from unconsolidated ventures	4,108	5,550	(1,442)
MPC segment EBT	62,372	59,678	2,694

Seaport Segment EBT
Total revenues	11,897	9,376	2,521
Total operating expenses	(18,916)	(18,859)	(57)
Segment operating income (loss)	(7,019)	(9,483)	2,464
Depreciation and amortization	(10,527)	(7,823)	(2,704)
Interest income (expense), net	1,186	(47)	1,233
Other income (loss), net	1	350	(349)
Equity in earnings (losses) from unconsolidated ventures	(10,820)	(3,711)	(7,109)
Seaport segment EBT	(27,179)	(20,714)	(6,465)

Strategic Developments Segment EBT
Total revenues	6,440	20,456	(14,016)
Total operating expenses	(11,059)	(18,077)	7,018
Segment operating income (loss)	(4,619)	2,379	(6,998)
Depreciation and amortization	(943)	(1,332)	389
Interest income (expense), net	2,063	3,989	(1,926)
Other income (loss), net	94	(485)	579
Equity in earnings (losses) from unconsolidated ventures	5	898	(893)
Gain (loss) on sale or disposal of real estate and other assets, net	—	(9)	9
Strategic Developments segment EBT	(3,400)	5,440	(8,840)

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); amortization; depreciation; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI and Seaport NOI throughout this document. Total Operating Assets NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport segments because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets and Seaport is presented in the tables below:

	Three Months Ended March 31,
thousands	2023	2022	$ Change
Operating Assets Segment
Total revenues	$100,925	$99,687	$1,238
Total operating expenses	(47,599)	(46,615)	(984)
Segment operating income (loss)	53,326	53,072	254
Depreciation and amortization	(39,632)	(38,430)	(1,202)
Interest income (expense), net	(28,911)	(20,118)	(8,793)
Other income (loss), net	2,282	(169)	2,451
Equity in earnings (losses) from unconsolidated ventures	1,905	15,175	(13,270)
Gain (loss) on sale or disposal of real estate and other assets, net	4,730	—	4,730
Gain (loss) on extinguishment of debt	—	(282)	282
Operating Assets segment EBT	(6,300)	9,248	(15,548)
Add back:
Depreciation and amortization	39,632	38,430	1,202
Interest (income) expense, net	28,911	20,118	8,793
Equity in (earnings) losses from unconsolidated ventures	(1,905)	(15,175)	13,270
(Gain) loss on sale or disposal of real estate and other assets, net	(4,730)	—	(4,730)
(Gain) loss on extinguishment of debt	—	282	(282)
Impact of straight-line rent	(1,113)	(2,438)	1,325
Other	(185)	49	(234)
Operating Assets NOI	54,310	50,514	3,796

Company's share of NOI from equity investments	1,827	2,116	(289)
Distributions from Summerlin Hospital investment	3,033	4,638	(1,605)
Company's share of NOI from unconsolidated ventures	4,860	6,754	(1,894)

Total Operating Assets NOI	$59,170	$57,268	$1,902

	Three Months Ended March 31,
thousands	2023	2022	$ Change
Seaport Segment
Total revenues	11,897	9,376	2,521
Total operating expenses	(18,916)	(18,859)	(57)
Segment operating income (loss)	(7,019)	(9,483)	2,464
Depreciation and amortization	(10,527)	(7,823)	(2,704)
Interest income (expense), net	1,186	(47)	1,233
Other income (loss), net	1	350	(349)
Equity in earnings (losses) from unconsolidated ventures	(10,820)	(3,711)	(7,109)
Seaport segment EBT	(27,179)	(20,714)	(6,465)
Add back:
Depreciation and amortization	10,527	7,823	2,704
Interest (income) expense, net	(1,186)	47	(1,233)
Equity in (earnings) losses from unconsolidated ventures	10,820	3,711	7,109
Impact of straight-line rent	586	1,888	(1,302)
Other (income) loss, net (a)	847	1,503	(656)
Seaport NOI	(5,585)	(5,742)	157

Company's share of NOI from unconsolidated ventures (b)	(9,591)	(3,838)	(5,753)

Total Seaport NOI	$(15,176)	$(9,580)	$(5,596)
(a)Includes miscellaneous development-related items.
(b)The Company’s share of NOI related to the Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended March 31,
thousands	2023	2022	$ Change
Same Store Office
Houston, TX	$18,554	$16,075	$2,479
Columbia, MD	6,177	5,805	372
Las Vegas, NV	3,244	3,297	(53)
Total Same Store Office	27,975	25,177	2,798

Same Store Retail
Houston, TX	3,395	1,774	1,621
Columbia, MD	592	456	136
Las Vegas, NV	6,217	5,802	415
Honolulu, HI	4,576	4,000	576
Total Same Store Retail	14,780	12,032	2,748

Same Store Multi-Family
Houston, TX	9,626	7,684	1,942
Columbia, MD	1,524	1,613	(89)
Las Vegas, NV	1,948	1,848	100
Company's share of NOI from unconsolidated ventures	1,811	1,744	67
Total Same Store Multi-Family	14,909	12,889	2,020

Same Store Other
Houston, TX	1,853	1,745	108
Columbia, MD	1	98	(97)
Las Vegas, NV	(2,398)	(1,096)	(1,302)
Honolulu, HI	68	42	26
Company's share of NOI from unconsolidated ventures	3,049	5,010	(1,961)
Total Same Store Other	2,573	5,799	(3,226)
Total Same Store NOI	60,237	55,897	4,340

Non-Same Store NOI	(1,067)	1,371	(2,438)
Total Operating Assets NOI	$59,170	$57,268	$1,902

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended March 31,
thousands	2023	2022	$ Change
General and Administrative
General and administrative (G&A) (a)	$23,553	$25,891	$(2,338)
Less: Non-cash stock compensation	(3,443)	(1,437)	(2,006)
Cash G&A	$20,110	$24,454	$(4,344)
(a)G&A expense includes $1.6 million of severance and bonus costs and $2.1 million of non-cash stock compensation related to our former General Counsel in the first quarter of 2023 and $2.3 million of severance and bonus costs related to our former Chief Financial Officer in the first quarter of 2022.